FRANKLIN LAKE RESOURCES INC.
172 Starlite Street, South San Francisco, CA 94080
TEL 650-588-0425 FAX 650-588-5869 E-MAIL info@franklinlake.com
WEBSITE franklinlake.com

NEWS RELEASE --- No. 2005-01a --- MAY 31, 2005

INDEPENDENT STUDY VALIDATES PRECIOUS METALS IN PLAYA;
PURSUING CONCENTRATION OF PRECIOUS METALS IN PHASE 1

SOUTH SAN FRANCISCO, CA -- May 31, 2005 Franklin Lake Resources Inc. (OTCBB: FKLR), an exploration stage mining company, announces that it has contracted with Arrakis, Inc., Englewood, CO, to conduct independent assaying and sampling of the head ore of the Franklin Lake playa. Separate core samples submitted to two other independent laboratories, AuRic laboratory in Utah and Catalytic S. A. in Virginia, yielded similar results of no less than 0.22 oz. gold and approximately 0.350 of platinum per ton of head ore.

Roger Graham, Vice President of Operations, reported to the board of directors the results of the assaying, which consisted of subjecting metal solutions derived from smaller ore aliquots (1-2kg) to both Atomic Absorption and Inductive Coupled Plasma-Mass Spectroscopy, again confirmed the grade of precious metals in the head ore; 0.25 ounces of gold to as high as 0.57 ounces of platinum per ton of head ore. Mr. Graham reported that Arrakis suggested a Phase One concentration analysis, employing gravity concentration, froth floatation, and inductive magnetic separation could improve the grade of the precious metals for processing and extraction. The board of directors unanimously authorized all expenditures for Phase One, of which its completion is anticipated on or before June 10th, 2005. Father Gregory Ofiesh, president and CEO of Franklin Lake, has guaranteed the funding for the preliminary study and the execution of Phase One, of which the success would be an important milestone for Franklin Lake.

On November 30th, 2004, Franklin Lake signed a strategic alliance agreement with MR3 Systems, Inc. (OTCBB:MRMR) for the extraction of the precious metals contained in the Franklin Lake playa. Arrakis, operating as an independent contractor under the Franklin Lake/MR3 agreement, conducted the preliminary assay and validation report on the Franklin Lake material. Father Ofiesh of Franklin Lake and Dr. William Tao, CEO of MR3, expressed confidence that this success will enable them to finalize their work at the Amargosa facility and take further steps toward production.

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NOTE: This news release may contain forward looking statements. Forward looking statements involve known and unknown risks and uncertainties that may cause the company's actual results to differ materially from its forecasted result.

CONTACT: Father Gregory Ofiesh, President and CEO -- (650) 588-0425